As filed with the Securities and Exchange Commission on April 28, 2000

                           Commission File Number 333-88139

                        SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                                     Amendment 4 to

                                       FORM SB-2
                               REGISTRATION STATEMENT
                              Under The Securities Act of 1933

                           Sea Shell Galleries, Inc.

Nevada                    453920                        91-1985634
(State or other    (Primary Standard Industrial    (I.R.S. Employer
jurisdictions       Classification Code Number)  Identification number)
of incorporation
or organization

                              2635 Meta Dr.
                           San Jose, Ca 95130
                        Telephone:  (408) 379-1351
   (Address and telephone number of registrant's principal executive offices and principal place of business.)

                          Resident Agents of Nevada
                         711 South Carson Street
                            Carson City, Nevada 89701
                             (775) 882-4641
         (Name, address and telephone number of agent for service.)

                            with copies to:
                            Jody M. Walker
                            Attorney At Law
                       7841 South Garfield Way
                       Littleton, Colorado 80122

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the
Securities Act of 1933, check the following box:   | x |

                       CALCULATION OF REGISTRATION FEE
Title of each                              Proposed       Proposed       Amount of
class of                 Amount to be      offering       aggregate     registration
securities                registered        price       offering price     fee
common stock
 $.001 par value(1)        1,335,000        $.20(2)        $267,000       $   74.23
common stock(3)              652,500        $ .50          $326,250       $   90.70
common stock(4)              652,500        $ .75          $489,375       $  136.05
common stock(5)            2,610,000        $4.00       $10,440,000       $2,902.32

                           5,250,000                    $11,522,625       $3,203.30

(1)Represents common stock being registered on behalf of Selling
   Security Holders.
(2)Arbitrary value solely for purposes of computing the registration fee
(3)Represents common stock underlying A warrants to be registered on behalf of selling security holders.
(4)Represents common stock underlying B warrants to be registered on behalf of selling security holders.
(5)Represents common stock underlying C warrants being registered on behalf of selling security holders.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Preliminary Prospectus Dated April 28, 2000
SUBJECT TO COMPLETION

        1,335,000 common shares on behalf of selling security holders
          652,500 common shares underlying A warrants on behalf of
                            selling security holders
          652,500 common shares underlying B warrants on behalf of
                            selling security holders
        2,610,000 common shares underlying C warrants on behalf of selling security holders

                           SEA SHELL GALLERIES, INC.

We will not receive any cash or other proceeds in connection with the subsequent sale by selling security holders.

Each selling security holder may be deemed to be an underwriter under the Securities Act of 1933.

Our common stock does not trade.   Our management has agreed to use its
best efforts to apply for the quotation of its common stock on the NASD Electronic Bulletin Board.

Consider carefully the risk factors beginning on page 10 in this prospectus.

Neither the SEC nor any state securities commission has approved these common shares or determined that this prospectus is accurate or
complete.   Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed
with the Securities and Exchange Commission is effective.   This
prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of the prospectus is April 28, 2000.

            TABLE OF CONTENTS

PROSPECTUS SUMMARY                                5
RISK FACTORS                                      6
SELLING SECURITY HOLDERS                          8
TERMS OF THE OFFERING                            11
DILUTION                                         12
SOURCE AND USE OF PROCEEDS                       12
SEA SHELL                                        12
BUSINESS ACTIVITIES                              13
MANAGEMENT                                       15
PRINCIPAL SHAREHOLDERS                           16
SHARES ELIGIBLE FOR FUTURE SALE                  16
MARKET FOR REGISTRANT'S COMMON EQUITY            17
DESCRIPTION OF SECURITIES                        17
INDEMNIFICATION                                  18
LEGAL MATTERS                                    18
LEGAL PROCEEDINGS                                18
ADDITIONAL INFORMATION                           18
EXPERTS                                          19
INTERESTS OF NAMED EXPERTS AND COUNSEL           19

                        PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information, financial statements and notes to the financial statements including the notes thereto appearing elsewhere in this prospectus.

Sea Shell.       Our executive offices are located at 2635 Meta Dr.,
San Jose, Ca 95130.   These offices consist of 500
square feet, which are provided free of charge by one
of our officers.   Our telephone number is 408-379-
1351.

Corporate
  Operations.    We are a development stage company. We will enter the
business of selling fine art on consignment from artists and owners through corporate galleries. We plan to open the first gallery in San Jose, CA, although we have not yet determined a specific location or opening date.

                 We do not currently hold any works of arts.

Sales by Selling
Security Holders. We are registering common shares on behalf of selling security holders in this prospectus. We will not receive any cash or other proceeds in connection with
the subsequent sale.   We are not selling any common
shares on behalf of selling security holders and have no control or affect on these selling security holders.

Financial
 Constraints     We current have only $3,000 in working capital and
will require approximately $200,000 to commence
operations.   We will have to seek additional
financing to commence operations.

Market for Common
Stock            We currently have no active trading market for the our
securities.   We can not offer assurance that an
active trading and/or a liquid market will develop in our securities.

Risk Factors     We will be subject to material risks, such as
uncertainty of future financial results, liquidity dependent on additional capital and debt financing and risks related to our operations, in connection with the issuance of the securities.

Absence of Dividends;
Dividend Policy We do not currently intend to pay regular cash dividends on our common stock; Our Board of Directors will review this policy from time to time in light of, among other things, our earnings and financial position. We do not anticipate paying dividends on our common stock in the foreseeable future.

Transfer Agent   RTT Transfers, Inc. located at 530 merchant St. in
Vacaville, CA 95688 is the transfer agent for our securities.

----------------------------------------------------------
                       RISK FACTORS
----------------------------------------------------------


1. We have a limited operating history and have no certainty of future operating results.

Since our incorporation in 1999, our activities have been principally devoted to positioning ourselves to achieve our business objectives.
We have had no material operating revenue to date and expect to incur losses and administrative expenses until we begin the sales of our products or we receive revenues from any of our proposed operations. To date, we have an operating loss of $144,959 for the period from
inception to February 29, 2000.   See "Management's Discussion and
Analysis of Financial Condition."

2. We have so little funds that there is a substantial likelihood we will never begin operations.

We currently have only $2,591 available for working capital. We need additional capital but currently we have no revenues. We will be required to make substantial expenditures to fund our future operations. We will require approximately $75,000 to open our first gallery. We estimate that it will cost approximately $10,000 per month to operate the gallery. We lack a constant and continual flow of revenue.

3. If we do not receive additional financing, we may not be able to develop our business and you could lose your entire investment.

We cannot assure you that our proposed products will be successfully developed, commercialized and accepted by the marketplace or that we will realize sufficient revenues to support our operations. We are looking for revenue sources on an on-going basis, but we cannot assure you that such sources can be found or that, if available, the terms of any financing will be commercially acceptable to Sea Shell.

4. Our operations are not diversified and we will not be able to reduce our financial risks by relying on other revenue sources.

We will operate on the sales generated through our galleries.
Therefore, our financial viability will depend almost exclusively on our ability to generate revenues from operations, and we will not have the benefit of reducing financial risks by relying on revenues derived from other operations.

5. If our common stock has no active trading market, you may not be able to sell your common shares easily.

We do not have a public market for our common shares. We cannot assure you that a public market will ever develop. Consequently, you may not be able to liquidate their investment in the event of an emergency or for any other reason.

6. If we cannot afford the cost of being a public company, we may not remain current in our filings and you may not be able to trade your stock.

Given our limited financial abilities, we may not be able to absorb the costs of preparing and filing the necessary documents with the
Securities and Exchange Commission.   If we attempt to remain current
in our filings, we may not be able to commence operations or achieve
profitability.   We estimate that it would cost approximately $4,000 to
$5,000 per year in legal and accounting fees to comply under the '34
Act.

7. If we cannot find a suitable, affordable site, we may not be able to commence operations.

We have not yet located a suitable site for our first gallery.  We may
not be able to find a suitable site that is affordable.   Even if we
locate a suitable site, we may not be able to successfully open a gallery due to the other costs involved, such as office supplies, employee training, etc.

8. If we cannot find adequate employees, we may not be able to commence operations.

The art business requires employees with specific qualifications and
experience.   They must have knowledge of the art world and artists.
We may not be able to locate appropriate employees, which could prevent us from opening or profitably operating a gallery.

9.   We are not an established name in the art business.   Purchasers
may not prefer to deal with our galleries, which could affect our profitability.

We have not established a reputation in the art business. Many purchasers of art may prefer to deal with more established enterprises. This could prevent us from profitably operating our first gallery.

10. Our officers and directors have limited experience in the art field, may not run Sea Shell in a profitable manner and you may lose your entire investment.

Our officers and directors have limited experience in the art field. Compared to other companies, we do not have depth of managerial,
administrative and technical personnel.   We may not run Sea Shell in a
profitable manner due to this inexperience and you may lose your entire investment.

11. We have made forward looking statements that may not prove to be correct.

The statements contained in this prospectus that are not historical fact are forward-looking statements as the term is defined in the Reform Act, which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. The safe harbor provisions provided in Section 27A of the Securities Act and Section 21E of the Exchange Act do not apply to forward-looking statements made in connection with this initial public offering.

Because of the number and range of the assumptions underlying the our projections and forward-looking statements, many of which are subject to significant uncertainties and contingencies that are beyond the reasonable control of Sea Shell, some of the assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to the date of this prospectus.

These forward-looking statements are made with the best estimates of management prepared in good faith and based on current expectations. we will not update this information other than required by law. Therefore, the actual experience of Sea Shell and results achieved during the period covered by any particular projections or forward-looking statements may differ substantially from those projected. Consequently, the inclusion of projections and other forward-looking statements should not be regarded as a representation by Sea Shell or any other person that we will realize these estimates and projections, and actual results may vary materially. We cannot assure you that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.

12. We do not meet the requirements for our stock to be quoted on NASDAQ and the tradability in our stock will be limited under the penny stock regulation.

We may never meet the requirements to be quoted on NASDAQ. We are applying for quotation on the OTC Bulletin Board.

If the trading price of our common stock is less than $5.00 per share, trading in the common stock would also be subject to the requirements of Rule 15g-9 under the Exchange Act. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a "penny stock", including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. Such requirements severely limit the liquidity of the common stock in the secondary market because few broker or dealers are likely to undertake such compliance activities. Generally, the term penny stock refers to a stock with a
market price of less than $5.00 per share.   A market in our stock may
never develop due to these restrictions.

13. The selling shareholders may have liability because of their status as underwriters.

Under the Securities Act of 1933, the selling security holders will be considered to be underwriters of the offering. The selling security holders may have civil liability under Section 11 and 12 of the Securities Act for any omissions or misstatements in the registration statement because of their status as underwriters.

14.   We are not registering the warrants.   The warrants will remain
restricted and you will not be able to sell the warrants in the public market.

We are only registering the common shares underlying the warrants.  The
warrants will remain restricted.   No public market will be made in the
warrants.

15. We have anti-takeover provisions in our certificate of incorporation and bylaws under Nevada law which could limit the price investors may be willing to pay in the future for our common shares.

Unless our board of directors approve a takeover or change in control, some of the provisions of Nevada law and the our certificate of incorporation and Bylaws may have the effect of delaying, deterring or preventing a future takeover or change in our control unless such takeover or change in control is approved by our Board of Directors. These provisions also may render the removal of directors and management more difficult. These provisions could limit the price that certain investors might be willing to pay in the future for our common shares.

These provisions of Nevada law and our certificate of incorporation and bylaws may also have the effect of discouraging or preventing certain types of transactions involving an actual or threatened change of our control (including unsolicited takeover attempts), even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.


--------------------------------------
        SELLING SECURITY HOLDERS
--------------------------------------

Sea Shell shall register pursuant to this prospectus 1,335,000 common shares currently outstanding for the account of the following individuals or entities. The percentage owned prior to and after the offering reflects all of the then outstanding common shares. The amount and percentage owned after the offering assumes the sale of all of the common shares being registered on behalf of the selling security holders.

Name                           Amount         Total Number     % Owned         Number of         % Owned
                                Being            Owned          Prior to      Shares Owned         After
                              Registered      Currently        offering      After offering      offering

Kevin Tatsugawa                10,000         10,000          .06%               0               0%
Lorie Tatsugawa-Spac           10,000         10,000          .06%               0               0%

John Wong                      20,000      3,010,000        18.57%       2,990,000           12.90%

Patrick Gundlach               10,000         10,000          .06%               0               0%
Tom Geise                      10,000         10,000          .06%               0               0%
J. Geise                       10,000         10,000          .06%               0               0%
Ramond Uno                     10,000         10,000          .06%               0               0%
Margie Seymour                 10,000         10,000          .06%               0               0%
Robert Hinchey                 10,000         10,000          .06%               0               0%


Paul Spiegler                  10,000         10,000          .06%               0               0%
Erich Schmid                   10,000         10,000          .06%               0               0%
Phillip M. Fox                 10,000      3,010,000        18.57%       3,000,000           18.50%
Gary R. See                    10,000         10,000          .06%               0               0%
Jody Walker                    10,000         10,000          .06%               0               0%
Joseph Petrucelli              10,000         10,000          .06%               0               0%
Tamie Acieves                  10,000         10,000          .06%               0               0%
Desert Au, Inc.                10,000         10,000          .06%               0               0%
James Yanai                    10,000         10,000          .06%               0               0%
Fred Quadros                   10,000         10,000          .06%               0               0%
Larry Slayton                  10,000         10,000          .06%               0               0%
John Ballard                   10,000         10,000          .06%               0               0%
John Poli                      10,000         10,000          .06%               0               0%
Judith Poli                    10,000         10,000          .06%               0               0%
Elizabeth Gheen                10,000         10,000          .06%               0               0%
Joseph Fernando                10,000         10,000          .06%               0               0%
Timothy Kasden                 10,000         10,000          .06%               0               0%
Dean Cummings                  10,000         10,000          .06%               0               0%
Mary Ann Lang                  10,000         10,000          .06%               0               0%
James Potter                   20,000         20,000          .12%               0               0%
Beryl Salerno                  10,000         10,000          .06%               0               0%
Kazu Fujita                    10,000         10,000          .06%               0               0%
Dale Benson                    10,000         10,000          .06%               0               0%
Dennis Knepp                   10,000         10,000          .06%               0               0%
William R. Shine               10,000         10,000          .06%               0               0%
Robert Ichikawa                10,000         10,000          .06%               0               0%
Gary Kihs                      10,000         10,000          .06%               0               0%
Robert Watson                  10,000         10,000          .06%               0               0%
Scott Cohen                    10,000         10,000          .06%               0               0%
Thomas Bass                    10,000         10,000          .06%               0               0%
Kevin Robinson                 10,000         10,000          .06%               0               0%
Subrina Hamasaki               10,000         10,000          .06%               0               0%
Mitsuo Tatsugawa                30,000      3,010,000        18.57%       2,980,000           12.84%
Joel R. Shine                 100,000        100,000          .62%               0               0%
Timothy Miles                 775,000        775,000         4.78%               0               0%


Sea Shell shall register pursuant to this prospectus 652,500 common shares underlying A warrants currently outstanding for the account of the following individuals or entities. The percentage owned prior to and after the offering reflects all of the then outstanding warrants. The amount and percentage owned after the offering assumes the exercise and sale of all of the common shares underlying the A warrants being registered on behalf of the selling security holders.

Name                          Amount       Total Number     % Owned         Number of         % Owned
                              Being          Owned          Prior to     A Warrants Owned        After
                              Registered   Currently        offering      After offering      offering

Kevin Tatsugawa                5,000         5,000            .77%              0                 0%
Lorie Tatsugawa-Spac           5,000         5,000            .77%              0                 0%
John Wong                      5,000         5,000            .77%              0                 0%
Patrick Gundlach               5,000         5,000            .77%              0                 0%
Tom Geise                      5,000         5,000            .77%              0                 0%
J. Geise                       5,000         5,000            .77%              0                 0%
Ramond Uno                     5,000         5,000            .77%              0                 0%
Margie Seymour                 5,000         5,000            .77%              0                 0%
Robert Hinchey                 5,000         5,000            .77%              0                 0%
Paul Spiegler                  5,000         5,000            .77%              0                 0%
Erich Schmid                   5,000         5,000            .77%              0                 0%
Phillip M. Fox                 5,000         5,000            .77%              0                 0%
Gary R. See                    5,000         5,000            .77%              0                 0%
Jody Walker                    5,000         5,000            .77%              0                 0%
Joseph Petrucelli              5,000         5,000            .77%              0                 0%
Tamie Acieves                  5,000         5,000            .77%              0                 0%
Desert Au, Inc.                5,000         5,000            .77%              0                 0%
James Yanai                    5,000         5,000            .77%              0                 0%
Fred Quadros                   5,000         5,000            .77%              0                 0%
Larry Slayton                  5,000         5,000            .77%              0                 0%
John Ballard                   5,000         5,000            .77%              0                 0%
John Poli                      5,000         5,000            .77%              0                 0%
Judith Poli                    5,000         5,000            .77%              0                 0%
Elizabeth Gheen                5,000         5,000            .77%              0                 0%
Joseph Fernando                5,000         5,000            .77%              0                 0%


Timothy Kasden                 5,000         5,000            .77%              0                 0%
Dean Cummings                  5,000         5,000            .77%              0                 0%
Mary Ann Lang                  5,000         5,000            .77%              0                 0%
James Potter                  10,000        10,000           1.53%              0                 0%
Beryl Salerno                  5,000         5,000            .77%              0                 0%
Kazu Fujita                    5,000         5,000            .77%              0                 0%
Dale Benson                    5,000         5,000            .77%              0                 0%
Dennis Knepp                   5,000         5,000            .77%              0                 0%
William R. Shine               5,000         5,000            .77%              0                 0%
Robert Ichikawa                5,000         5,000            .77%              0                 0%
Gary Kihs                      5,000         5,000            .77%              0                 0%
Robert Watson                  5,000         5,000            .77%              0                 0%
Scott Cohen                    5,000         5,000            .77%              0                 0%
Thomas Bass                    5,000         5,000            .77%              0                 0%
Kevin Robinson                 5,000         5,000            .77%              0                 0%
Subrina Hamasaki               5,000         5,000            .77%              0                 0%
Mitsuo Tasugawa                5,000         5,000            .77%              0                 0%
Joel R. Shine                 50,000        50,000           7,66%              0                 0%
Timothy Miles                387,500       387,500          59.39%              0                 0%

Sea Shell shall register pursuant to this prospectus 652,500 common shares underlying the B warrants currently outstanding for the account of the following individuals or entities. The percentage owned prior to and after the offering reflects all of the then outstanding warrants. The amount and percentage owned after the offering assumes the exercise and sale of all of the common shares underlying the B warrants being registered on behalf of the selling security holders.

Name                           Amount        Total Number     % Owned         Number of         % Owned
                                Being           Owned          Prior to     B Warrants Owned         After
                              Registered       Currently        offering      After offering      offering

Kevin Tatsugawa                 5,000           5,000            .77%              0                 0%
Lorie Tatsugawa-Spac            5,000           5,000            .77%              0                 0%
John Wong                       5,000           5,000            .77%              0                 0%
Patrick Gundlach                5,000           5,000            .77%              0                 0%
Tom Geise                       5,000           5,000            .77%              0                 0%
J. Geise                        5,000           5,000            .77%              0                 0%
Ramond Uno                      5,000           5,000            .77%              0                 0%
Margie Seymour                  5,000           5,000            .77%              0                 0%
Robert Hinchey                  5,000           5,000            .77%              0                 0%
Paul Spiegler                   5,000           5,000            .77%              0                 0%
Erich Schmid                    5,000           5,000            .77%              0                 0%
Phillip M. Fox                  5,000           5,000            .77%              0                 0%
Gary R. See                     5,000           5,000            .77%              0                 0%
Jody Walker                     5,000           5,000            .77%              0                 0%
Joseph Petrucelli               5,000           5,000            .77%              0                 0%
Tamie Acieves                   5,000           5,000            .77%              0                 0%
Desert Au, Inc.                 5,000           5,000            .77%              0                 0%
James Yanai                     5,000           5,000            .77%              0                 0%
Fred Quadros                    5,000           5,000            .77%              0                 0%
Larry Slayton                   5,000           5,000            .77%              0                 0%
John Ballard                    5,000           5,000            .77%              0                 0%
John Poli                       5,000           5,000            .77%              0                 0%
Judith Poli                     5,000           5,000            .77%              0                 0%
Elizabeth Gheen                 5,000           5,000            .77%              0                 0%
Joseph Fernando                 5,000           5,000            .77%              0                 0%
Timothy Kasden                  5,000           5,000            .77%              0                 0%
Dean Cummings                   5,000           5,000            .77%              0                 0%
Mary Ann Lang                   5,000           5,000            .77%              0                 0%
James Potter                   10,000          10,000           1.53%              0                 0%
Beryl Salerno                   5,000           5,000            .77%              0                 0%
Kazu Fujita                     5,000           5,000            .77%              0                 0%
Dale Benson                     5,000           5,000            .77%              0                 0%
Dennis Knepp                    5,000           5,000            .77%              0                 0%
William R. Shine                5,000           5,000            .77%              0                 0%
Robert Ichikawa                 5,000           5,000            .77%              0                 0%
Gary Kihs                       5,000           5,000            .77%              0                 0%
Robert Watson                   5,000           5,000            .77%              0                 0%
Scott Cohen                     5,000           5,000            .77%              0                 0%
Thomas Bass                     5,000           5,000            .77%              0                 0%
Kevin Robinson                  5,000           5,000            .77%              0                 0%
Subrina Hamasaki                5,000           5,000            .77%              0                 0%




Mitsuo Tasugawa                 5,000           5,000            .77%              0                 0%
Joel R. Shine                  50,000          50,000           7,66%              0                 0%
Timothy Miles                 387,500         387,500          59.39%              0                 0%

Sea Shell shall register pursuant to this prospectus 2,610,000 common shares underlying the C warrants currently outstanding for the account of the following individuals or entities. The percentage owned prior to and after the offering reflects all of the then outstanding warrants. The amount and percentage owned after the offering assumes the exercise and sale of all of the common shares underlying the C warrants being registered on behalf of the selling security holders.

Name                           Amount       Total Number     % Owned         Number of         % Owned
                                Being           Owned          Prior to    C Warrants Owned         After
                              Registered       Currently        offering      After offering      offering

Kevin Tatsugawa                  20,000         20,000            .77%              0                 0%
Lorie Tatsugawa-Spac             20,000         20,000            .77%              0                 0%
John Wong                        20,000         20,000            .77%              0                 0%
Patrick Gundlach                 20,000         20,000            .77%              0                 0%
Tom Geise                        20,000         20,000            .77%              0                 0%
J. Geise                         20,000         20,000            .77%              0                 0%
Ramond Uno                       20,000         20,000            .77%              0                 0%
Margie Seymour                   20,000         20,000            .77%              0                 0%
Robert Hinchey                   20,000         20,000            .77%              0                 0%
Paul Spiegler                    20,000         20,000            .77%              0                 0%
Erich Schmid                     20,000         20,000            .77%              0                 0%
Phillip M. Fox                   20,000         20,000            .77%              0                 0%
Gary R. See                      20,000         20,000            .77%              0                 0%
Jody Walker                      20,000         20,000            .77%              0                 0%
Joseph Petrucelli                20,000         20,000            .77%              0                 0%
Tamie Acieves                    20,000         20,000            .77%              0                 0%
Desert Au, Inc.                  20,000         20,000            .77%              0                 0%
James Yanai                      20,000         20,000            .77%              0                 0%
Fred Quadros                     20,000         20,000            .77%              0                 0%
Larry Slayton                    20,000         20,000            .77%              0                 0%
John Ballard                     20,000         20,000            .77%              0                 0%
John Poli                        20,000         20,000            .77%              0                 0%
Judith Poli                      20,000         20,000            .77%              0                 0%
Elizabeth Gheen                  20,000         20,000            .77%              0                 0%
Joseph Fernando                  20,000         20,000            .77%              0                 0%
Timothy Kasden                   20,000         20,000            .77%              0                 0%
Dean Cummings                    20,000         20,000            .77%              0                 0%
Mary Ann Lang                    20,000         20,000            .77%              0                 0%
James Potter                     40,000         40,000           1.53%              0                 0%
Beryl Salerno                    20,000         20,000            .77%              0                 0%
Kazu Fujita                      20,000         20,000            .77%              0                 0%
Dale Benson                      20,000         20,000            .77%              0                 0%
Dennis Knepp                     20,000         20,000            .77%              0                 0%
William R. Shine                 20,000         20,000            .77%              0                 0%
Robert Ichikawa                  20,000         20,000            .77%              0                 0%
Gary Kihs                        20,000         20,000            .77%              0                 0%
Robert Watson                    20,000         20,000            .77%              0                 0%
Scott Cohen                      20,000         20,000            .77%              0                 0%
Thomas Bass                      20,000         20,000            .77%              0                 0%
Kevin Robinson                   20,000         20,000            .77%              0                 0%
Subrina Hamasaki                 20,000         20,000            .77%              0                 0%
Mitsuo Tasugawa                  20,000         20,000            .77%              0                 0%
Joel R. Shine                   200,000        200,000            .77%              0                 0%
Timothy Miles                 1,550,000      1,550,000            .77%              0                 0%


----------------------------------------------------------
                       TERMS OF THE OFFERING
----------------------------------------------------------

Plan of Distribution. Sea Shell is not selling any common shares on behalf of selling security holders and has no control or affect on the common shares being registered on behalf of these selling security holders.

Our common shares are not traded currently on the over-the-counter
market.   The selling security holders may sell their common shares in
one or more transactions.   These may include "block" transactions in
the over-the-counter market, if one develops, in negotiated transactions or in a combination of such methods of sales, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.
The selling security holders may effect such transactions by selling the common shares directly to purchasers, or may sell to or through agents, dealers or underwriters designated from time to time, and such agents, dealers or underwriters may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchaser(s) of the common shares for whom they my act as
agent or to whom they may sell as principals, or both.   The selling
security holders and any agents, dealers or underwriters that act in connection with the sale of the common shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discount or commission received by them and any profit on the resale of the common shares as principal might be deemed to be underwriting discounts or commissions under the Securities Act.

Sea Shell is not aware of any current or future plans, proposals, arrangements or understandings by any selling security holders to distribute their registered shares of common stock of Sea Shell to their respective outstanding shareholders or partners.

Sea Shell is not aware of any plans, arrangements or understandings by any selling security holders to sell their registered shares of common stock to any particular individual(s) or to use such registered shares to satisfy contractual obligations.

Sea Shell will receive no portion of the proceeds from the sale of the common shares by the selling security holders and will bear all of the costs relating to the registration of this offering (other than any
fees and expenses of counsel for the selling security holders).   Any
commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the common shares will be borne by the selling security holders.

Determination of Exercise Price of warrants.   The exercise price and
other terms of the warrants were arbitrarily determined by Sea Shell after considering the our financing needs and the possible dilution to existing and new shareholders.

Offering Period.   This offering will terminate on or before
December 31, 2000.


--------------------------------------------------------------
                               DILUTION
--------------------------------------------------------------

Further Dilution. We may issue additional restricted common shares pursuant to private business transactions. Any sales under Rule 144 after the applicable holding period may have a depressive effect upon the market price of the Company's common shares and investors in this offering upon conversion.


--------------------------------------------------------------
                 SOURCE AND USE OF PROCEEDS
--------------------------------------------------------------

Any proceeds received from the subsequent exercise of the A, B and C warrants shall be used as working capital and to expand operations.
Due to the uncertainty of the timing and amount of actual funds which may be received upon exercise of the warrants, no specific breakdown of
uses have been established by Sea Shell.   The aggregate amount of
proceeds if all of the warrants are exercised is $11,255,625.   If all
of the A,B, and C warrants are exercised, the proceeds shall be utilized over a five year period.

-------------------------------------------------------
                        SEA SHELL
-------------------------------------------------------

Sea Shell's executive offices are located at 2635 Meta Dr., San Jose,
Ca 95130 .   These offices consist of 500 square feet, which are
provided free of charge by John Wong, an officer of Sea Shell. Mr. Wong is under no obligation to continue providing office space free of charge.

Corporate Operations.   Sea Shell, a development stage company, will
enter the business of selling fine art on consignment from artists and owners through corporate galleries.

The first of Sea Shell's galleries will be opened in San Jose, CA.
Sea Shell has not yet determined a specific location or an opening
date.   The anticipate size of the first gallery shall be approximately
1,500 square feet with rent of approximately $4,000 per month.

Sea Shell does not currently hold any works of art.

Officers and directors are currently searching for a suitable location, determining interview procedures and requirements for prospective employees and artists.

Competition.   Sea Shell shall enter the field of selling fine art on
consignment from artists and owners through corporate galleries. Competition from other art dealers and galleries in southern California is prevalent and expected to increase in the future. There are
currently 132 competing galleries in the greater San Jose area.   Most
of these competitors have substantially greater capital resources, research and development staffs, and facilities than Sea Shell. Sea Shell shall compete by focusing on traditional artists, primarily impressionists, in the price range of between $1,500 and $50,000 with
an emphasis on the $5,000 to $25,000 range.   Numerous other galleries
also deal in this price range and type of paintings either exclusively or non-exclusively and our inability to compete successfully might result in increased costs, reduced yields and additional risks to the investors herein.

Employees.    Sea Shell currently has no part time or full time
employees.   We have a management tem in place and administrative and
financial functions have been performed by outside consultants.
Management has been compensated with common shares and the consultants have been compensated with a combination of cash and common shares.

Reports to Security Holders.   We shall become subject to the
informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith will file reports and other
information with the Securities and Exchange Commission.   We have not
yet filed any reports with the Securities and Exchange Commission. The reports and other information filed by us can be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C. and at the Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and the New York Regional Office, 7 World Trade Center, New York, New York
10048.   Copies of such material can be obtained from the Public
Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates.

We will furnish to shareholders:

- an annual report containing financial information examined and reported upon by its certified public accountants;

- unaudited financial statements for each of the first three quarters of the fiscal year; and

- additional information concerning the business and operations of Sea Shell deemed appropriate by the Board of Directors.


-------------------------------------------------
                   BUSINESS ACTIVITIES
-------------------------------------------------

Advertising/Marketing Plan.   We will advertise in Art News and Art in
America magazines.  Rates for Art news are $565 per month for on 2 1/8"
by 3" color ad.   Rates for Art in America are $1,285 for one quarter
page based on a 6 times per year rate.   With an advertising budget of
$1,500 per month, we will allocate $1,207 per month to the placement of one ad per month in Art news and one ad every other month in Art in
America.   The balance of the $1,500 budget will be invested in
targeted direct mailings.   Ads in both magazines will be directed
towards both collectors as well as artists and owners who may be interested in consigning art to our gallery.

Pricing. Sea Shell will sell works of art on consignment from artists and owners. Sea Shell will determine the retail price of each work on an individual basis.  Sea Shell will target art which
has a retail price ranging from $1,500 to $50,000.   Sea Shell will
retain 50% of the retail price of any consigned works sold. The 50% represents the industry standard for consigned art work by galleries.

Target Market. Sea Shell's target market for its works of art will be art collectors.

Budget and Cash Flow.   We require an additional $200,000 in order to
commence operations.   We will seek additional debt and equity
financing to commence limited operations.   Revenues, if any, received
from consignment sales will be utilized to continue limited operations. Initial monthly expenses for the first gallery are projected to be
approximately $10,000 per month.   In additional to $4,000 rent, we
anticipate paying $3,500 in payroll, $1,500 in advertising, $500 in utilities, $200 for insurance and $300 in miscellaneous expenses.

 In order to break even each month, we will have to sell at least
$20,000 worth of paintings. We hope to generate sufficient capital to begin operations by August 2000 and expect to generate sufficient revenue to financial limited operations by January 2001.


----------------------------------------------------------------
                    PLAN OF OPERATION
----------------------------------------------------------------

Trends and Uncertainties. Demand for Sea Shell's products will be dependent on, among other things, market acceptance of Sea Shell's concept, its proposed operations and general economic conditions which are cyclical in nature. Inasmuch as a major portion of Sea Shell's activities is the receipt of revenues from its consignment sales, Sea Shell's business operations may be adversely affected by Sea Shell's competitors and prolonged recessionary periods.

Capital Resources and Liquidity.   Sea Shell requires substantial
capital in order to commence its current and strategic business plans. Initial working capital has been obtained by private sale of common
stock ($39,000).   As of February 29, 2000, Sea Shell had cash
remaining of $2,591.   We have financed a major part of our operating
expenses by issuing common shares for services.   Due to lack of
current operating expenses, available cash can satisfy current expenses for only three to six months while we continue to pursue sufficient
financing.   We require an additional $200,000 in order to commence
operations.   We will seek additional debt and equity financing to
commence limited operations until the warrants are exercised, if ever. Revenues, if any, received from consignment sales will be utilized to
continue limited operations.   Sea Shell hopes to generate sufficient
capital to begin operations by August 2000 and expects to generate sufficient revenue to finance limited operations by January 2001

If we fail to raise the additional financing necessary, we shall discontinue our business plan and consider alternative strategies. We do not currently have any specific alternative strategies and if none are developed, we may not be able to continue operations and you may lose the entire investment .

On a long term basis, liquidity is dependent on commencement of operation and receipt of revenues, additional infusions of capital and
debt financing.   Sea Shell believes that additional capital and debt
financing in the short term will allow Sea Shell to increase its marketing and sales efforts and thereafter result in increased revenue and greater liquidity in the long term. However, there can be no assurance that Sea Shell will be able to obtain additional equity or debt financing in the future, if at all.

Results of Operations.   Since inception, Sea Shell has not received
any material revenues from operations. Sea Shell had operating expenses of $145,309 for the period from inception to February 29,

2000. These expenses consisted of compensation of officers and directors of $14,900, management fees of $108,500, professional fees for legal and accounting services of $17,950, stockholder expenses of $3,871 and other expenses of $88.

For the six months ended February 29, 2000, Sea Shell had operating expenses of $11,158, which consisted of management fees of $6,000, professional fees of $1,250, stockholder expenses of $3,871 and other expenses of $37.

The management fees were paid in cash ($15,000) and the balance consisting of 437,500 units at $.20 per unit to unaffiliated consultants who assisted us with corporate structuring and developing our strategy.


---------------------------------------------------------
                    MANAGEMENT
---------------------------------------------------------

Officers and Directors. Pursuant to the Certificate of Incorporation, each Director shall serve until the annual meeting of the stockholders, or until his successor is elected and qualified. Sea Shell's basic philosophy mandates the inclusion of directors who will be representative of management, employees and the minority shareholders of Sea Shell. Directors may only be removed for "cause". The term of office of each officer of Sea Shell is at the pleasure of Sea Shell's
Board.   The term of office for each director is three years.

The principal executive officers and directors of Sea Shell are as follows:

Name                         Position                  Term(s) of
                                                          Office
Samantha Moody, age 31         Director               From  Inception
                                                        To Present
Phillip M. Fox, age 56         Director               From Inception
                                                        To Present
Mitsuo Tatsugawa, age 65       Director               From Inception
                                                        To Present
John Wong, age 67          President/Treasurer        From Inception
                                                        To Present

Resumes:

John Wong.   From 1993 until Mr. Wong took the position of president
and treasurer of Sea Shell, Mr. Wong was retired.  Until 1993, Mr. Wong was the Operations manager for Deskin Research Group, a satellite communications company.  Mr. Wong received a BS degree in Industrial
Technology from San Jose State University in 1961.

Phillip M. Fox. From 1994 to present Mr. Fox has been a strategic marketing/finance consultant in Beverly Hills, CA. From 1992 to 1994
Mr. Fox was the developer and owner of Gallerie Illuminati, an art gallery, located in Santa Monica, California. Mr. Fox received his Juris Doctor degree from the University of Denver Law School in 1970, and worked for 22 years as a stock broker for Shearson-Lehman Bros.

Samantha Moody. From November of 1998 to present Mrs. Moody has been a partner with her husband, Colin Moody, in Moody's Financial Relations, providing financial relations consulting. From 1998 to present she has served on the Board of Directors for Auric Enterprises, Inc. From
October 1997 to November 1998 she was unemployed due to childbirth.
From 1995 to October 1997 Mrs. Moody was the owner of Sacred Valley
Organic Produce, a wholesale distributor of organic produce. From 1991 to 1995, Mrs. Moody was the owner of Silkworks, a manufacturer and distributor of silk outerwear. She graduated from Pacific Grove High
School in 1985.

Mitsuo Tatsugawa. From 1995 to present Mr. Tatsugawa has been the owner of Mitsuo Tatsugawa Sales and Services, a floral business located in Salinas, California. From 1993 till 1996, Mr. Tatsugawa served on the Board of Directors for Pratt, Wylce and Lord, Inc. Mr. Tatsugawa received his MBA from the University of Nevada in 1972. Mr. Tatsugawa is 65 years old.




Remuneration.   Each board member was compensated with 250,000 common
shares on April 5, 1998.  No other remuneration has been paid since inception.

Board of Directors Compensation.    Members of the Board of Directors
will receive $250 per meeting if said Directors are not separately compensated by Sea Shell and will be required to attend a minimum of four meetings per fiscal year.  All expenses for meeting attendance or out of pocket expenses connected directly with their Board
representation will be reimbursed by Sea Shell.  Director liability insurance may be provided to all members of the Board of Directors.
Sea Shell has not yet obtained such insurance and does not have any
specifics for available cost and coverage.   Sea Shell does not have a
specific time frame to obtain the insurance.   No differentiation is
made in the compensation of "outside directors" and those officers of
Sea Shell serving in that capacity.


----------------------------------------------------------------
                   PRINCIPAL SHAREHOLDERS
----------------------------------------------------------------

There are currently 16,205,000 common shares outstanding, 1,315,000 A warrants, 1,315,000 B warrants and 5,260,000 C warrants. The following tabulates holdings of shares of Sea Shell by each person who, subject to the above, at the date of this prospectus, holds of record or is known by management to own beneficially more than 5.0% of the common shares and, in addition, by all directors and officers of Sea Shell
individually and as a group.    The following assumes the exercise of
all warrants.

                 Shareholdings at Date of
                      This prospectus

                                 Number & Class
Name and Address                  of Shares(1)               Percentage
John Wong(2)                        3,040,000                  12.61%
2635 Meta Dr.
San Jose, Ca 95130

Phillip M. Fox(3)                   3,040,000                  12.61%
200 N Swall Dr.
Suite 358
Beverly Hills, CA 90211

Samantha Moody(3)                   3,000,000                  12.45%
2 Ocean Breeze
Hilton Head, SC 29928

Mitsuo Tatsugawa(3)                 3,040,000                  12.61%
220 A San Benancio Rd.
Salinas, CA  93908

Christopher Miles                   2,900,000                  17.90%
2 Ocean Breeze
Hilton Head, SC 29928

All Officers and Directors         12,120,000                  50.28%
As a Group (4 persons)

(1)Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power, including the power to vote or direct the voting, and/or sole or shared investment power, including the power to dispose or direct the disposition, with respect to a security whether through a contract, arrangement, understanding, relationship or otherwise.
Unless otherwise indicated, each person indicated above has sole power to vote, or dispose or direct the disposition of all shares beneficially owned, subject to applicable unity property laws.
(2) Mr. Wong is an Officer of Sea Shell
(3) Mr. Fox, Mrs. Moody and Mr. Tatsugawa are Directors of Sea Shell





----------------------------------------------------------
         SHARES ELIGIBLE FOR FUTURE SALE
----------------------------------------------------------

Sea Shell currently has 16,215,000 shares of common stock outstanding.
Of these, 14,880,000 common shares will be deemed to be "restricted securities" after the offering and may be sold in compliance with Rule
144 adopted under the Securities Act of 1933. Other securities may be issued, in the future, in private transactions pursuant to an exemption from the Securities Act.  Rule 144 provides, in essence, that a person who has held restricted securities for a period of two years may sell every three months in a brokerage transaction or with a market maker an amount equal to the greater of 1% of Sea Shell's outstanding shares or the average weekly trading volume, if any, of the shares during the four calendar weeks preceding the sale.  The amount of "restricted securities" which a person who is not an affiliate of Sea Shell may
sell is not so limited.   Nonaffiliates may each sell without
limitation shares held for three years. Sea Shell will make application for the listing of its Shares in the over-the-counter market.  Sales under Rule 144 may, in the future, depress the price of Sea Shell's
Shares in the over-the-counter market, should a market develop.   Prior
to this offering there has been no public market for the common stock
of Sea Shell.   The effect, if any, of a public trading market or the
availability of shares for sale at prevailing market prices cannot be
predicted.   Nevertheless, sales of substantial amounts of shares in
the public market could adversely effect prevailing market prices.


----------------------------------------------------------
          MARKET FOR REGISTRANT'S COMMON EQUITY AND
                  RELATED STOCKHOLDER MATTERS
-----------------------------------------------------------

Market Information.     Sea Shell's common stock is not traded in the
pink sheets or in the OTC Bulletin Board maintained by the NASD.

Holders.   The approximate number of holders of record of Sea Shell's
 .001 par value common stock, as of September 24, 1999 was 48.

Dividends.   Holders of Sea Shell's common stock are entitled to
receive such dividends as may be declared by its Board of Directors.


--------------------------------------------------------------
                 DESCRIPTION OF SECURITIES
---------------------------------------------------------------

Qualification.   The following statements constitute brief summaries of
Sea Shell's Certificate of Incorporation and Bylaws, as amended.  Such summaries do not purport to be complete and are qualified in their entirety by reference to the full text of the Certificate of
Incorporation and Bylaws.

Sea Shell's articles of incorporation authorize it to issue up to
49,000,000 common shares, $.001 par value per common share and
1,000,000 preferred shares, $.001 par value per preferred share.
There are currently no preferred shares outstanding.   Sea Shell is in
the process of amending the Articles of Incorporation to allow the board of directors to determine the rights and preferences of each series of preferred shares authorized.

Common Stock.

Liquidation Rights.   Upon liquidation or dissolution, each outstanding
common share will be entitled to share equally in the assets of Sea
Shell legally available for distribution to shareholders after the payment of all debts and other liabilities.

Dividend Rights.   There are no limitations or restrictions upon the
rights of the Board of Directors to declare dividends out of any funds legally available therefor.  Sea Shell has not paid dividends to date and it is not anticipated that any dividends will be paid in the foreseeable future.  The Board of Directors initially may follow a policy of retaining earnings, if any, to finance the future growth of
Sea Shell.  Accordingly, future dividends, if any, will depend upon, among other considerations, Sea Shell's need for working capital and its financial conditions at the time.




Voting Rights.   Holders of common shares of Sea Shell are entitled to
cast one vote for each share held at all shareholders meetings for all purposes.

Other Rights.   Common shares are not redeemable, have no conversion
rights and carry no preemptive or other rights to subscribe to or purchase additional common shares in the event of a subsequent offering.

Warrants. Class A warrants are exercisable into one common share at
$.50 for a period of three years.  Class B warrant are exercisable into one common share at $.75 for a period of three years. Class C warrants are exercisable into one common share at $4.00 for a period of five
years from the close of the offering. .   All warrants are callable for
$.01 with 30 days notice.   The class A and B warrants expire as of
June 25, 2002 and the class C warrants expire as of June 25, 2005.
The warrants have no dilution provisions.

Transfer Agent. RTT Transfer shall act as Sea Shell's transfer agent.

-----------------------------------------------------------
                       INDEMNIFICATION
-----------------------------------------------------------

Our Bylaws do not contain a provision entitling any director or executive officer to indemnification against liability under the Securities Act of 1933. The Nevada Revised Statutes allow a company to indemnify its officers, directors, employees, and agents from any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except under certain circumstances. Indemnification may only occur if a determination has been made that the officer, director, employee, or agent acted in good faith and in a manner, which such person believed to be in the best interests of the company. A determination may be made by the shareholders; by a majority of the directors who were not parties to the action, suit, or proceeding confirmed by opinion of independent legal counsel; or by opinion of independent legal counsel in the event a quorum of directors who were not a party to such action, suit, or proceeding does not exist. Provided the terms and conditions of these provisions under Nevada law are met, officers, directors, employees, and agents of the Company may be indemnified against any cost, loss, or expense arising out of any liability under the '33 Act. Insofar as indemnification for liabilities arising under the '33 Act may be permitted to directors, officers and controlling persons of the Company. Sea Shell has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable.


-----------------------------------------------------------
                       LEGAL MATTERS
-----------------------------------------------------------

Certain legal matters with respect to the issuance of the securities offered hereby will be passed upon by J. M. Walker, Attorney-At-Law.


--------------------------------------------------------
                          LEGAL PROCEEDINGS
--------------------------------------------------------

Sea Shell is not involved in any legal proceedings as of the date of this prospectus.

--------------------------------------------------------
                          ADDITIONAL INFORMATION
--------------------------------------------------------

We have filed with the Securities and Exchange Commission a registration statement under the Act with respect to the securities offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement, some parts are omitted in accordance with the Rules and Regulations of the Commission.
For further information with respect to Sea Shell and the securities offered hereby, reference is made to the Registration Statement.
Copies of such materials may be examined without charge at, or obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Room 1024, telephone number 1-800-SEC-0330, Judiciary
Plaza, 450 Fifth Street, N.W., Washington, DC 20549, at the Chicago


Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400,
Chicago, Illinois 60661-2511 and the New York Regional Office, 7 World
Trade Center, New York, New York 10048.

We will voluntarily file periodic reports in the event its obligation to file such reports is suspended under Section 15(d) of the Exchange
Act.

We will provide without charge to each person who receives a prospectus, upon written or oral request of such person, a copy of any of the information that was incorporated by reference in the prospectus
 (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Requests for copies of said documents should be directed to John Wong, President.

The Commission maintains a Web site -- //www.sec.gov -- that contains reports, proxy and information statements and other information
regarding issuers that file electronically with the Commission.   This
prospectus and our future periodic statements will be available on the
SEC website.

No dealer, salesman, agent or any other person has been authorized to give any information or to make any representation other than those
contained in this prospectus.   If given or made, this information or
representation must not be relied on as having been authorized by Sea
Shell or the underwriter, if an underwriter assists in the sale of the
securities.   This prospectus does not constitute an offer or a
solicitation by anyone to any person in any state, territory or possession of the United States in which the offer or solicitation is not authorized by the laws thereof, or to any person to whom it is unlawful to make such offer or solicitation.

Neither the delivery of this prospectus or any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in the affairs of Sea Shell since the date hereof.


--------------------------------------------------------
                              EXPERTS
--------------------------------------------------------

The audited financial statements included in this prospectus have been so included in reliance on the report of James E. Scheifley &
Associates, P.C., Certified Public Accountants, on the authority of such firm as experts in auditing and accounting.


--------------------------------------------------------
                      INTERESTS OF NAMED
                        EXPERTS AND COUNSEL
--------------------------------------------------------

Jody M. Walker, securities attorney for Sea Shell owns 10,000 common shares, 5,000 A warrants, 5,000 B warrants and 20,000 C warrants.  The common shares and the common shares underlying the warrants are being
registered in this offering.   These securities were purchased for cash
in our recent private offering.

None of the other experts or counsel named in the prospectus are affiliated with Sea Shell.




--------------------------------------------------------
                   FINANCIAL STATEMENTS
--------------------------------------------------------

Index to Financial Statements

Unaudited Balance Sheet dated February 29, 2000
Unaudited Statement of Operations for the six months ended February 29, 2000 and the Period From Inception (March 22, 1999) to February 29, 2000
Unaudited Statement of Cash Flows for the six months ended February 29, 2000 and the period from inception (March 22, 1999) to February 29, 2000
Notes to Financial Statements

Independent Auditor's Report dated September 8, 1999
Balance Sheet dated August 31, 1999
Statement of Operations for the period from inception (March 22, 1999 to August 31, 1999
Statement of Changes in Stockholders' Equity from the period from inception (March 22, 1999) to August 31, 1999
Statements of Cash Flows For the period from inception (March 22, 1999)
to August 31, 1999
Notes to Financial Statements





                  Sea Shell Galleries, Inc.
                (A Development Stage Company)
                        Balance Sheet
                      February 29, 2000
                         (Unaudited)

                           ASSETS
Current assets:                                                  2000
                                                                ------
  Cash                                                      $   2,591
  Inventory                                                         -
                                                             --------
      Total current assets                                      2,591

                                                             --------
                                                            $   2,591

                    STOCKHOLDERS' EQUITY
Current liabilities:
      Total current liabilities                               $     -



Stockholders' equity:

 Preferred stock, $.001 par value,
  1,000,000 shares authorized, no shares
  issued and outstanding                                            -

 Common stock, $.001 par value,
  49,000,000 shares authorized, 16,215,000
  shares issued and outstanding                                16,215
 Additional paid in capital                                   131,335
 (Deficit) accumulated during
  development stage                                          (144,959)
                                                            ---------
                                                                2,591
                                                            ---------
                                                            $   2,591




      See accompanying notes to financial statements.






            Sea Shell Galleries, Inc.
          (A Development Stage Company)
             Statement of Operations
  For the Six Months Ended February 29, 2000 and the Period From Inception (March 22, 1999) to February 29, 2000
                   (Unaudited)

                                                  Six Months       Period From
                                                    Ended          Inception To
                                                  February 29,      February 29,
                                                     2000              2000
                                                    ------            ------
Sales                                           $       500        $      500
Cost of sales                                           150               150
                                                -----------        ----------
Gross profit                                            350               350

Operating expenses:
  Compensation of officers and directors               -               14,900
  Management fees                                     6,000           108,500
  Professional fees                                   1,250            17,950
  Stockholder expenses                                3,871             3,871
  Other expenses                                         37                88
                                                -----------        ----------
                                                     11,158          145,309
(Loss) from operations and net (loss)           $   (10,808)     $  (144,959)


Per share information:
 Basic and diluted (loss) per common share      $     (0.00)     $     (0.01)

 Weighted average shares outstanding             16,215,000       15,626,111





 See accompanying notes to financial statements.

                       Sea Shell Galleries, Inc.
                     (A Development Stage Company)
                        Statement of Cash Flows
            For the Six Months Ended February 29, 2000 and
    the Period From Inception (March 22, 1999) to February 29, 2000
                              (Unaudited)

                                                         Six Months         Period From
                                                           Ended            Inception To
                                                         February 29,        February 29,
                                                            2000                2000
                                                           ------              ------
Net income (loss)                                       $    (10,808)      $    (144,959)
  Adjustments to reconcile net income to net
   cash provided by operating activities:
   Management fees contributed by officers                     6,000               6,000
   Services provided for common stock                           -                102,400
Changes in assets and liabilities:
    (Increase) decrease in:
      Inventory                                                  150                 150
                                                         -----------        ------------
Total adjustments                                              6,150             108,550
                                                         -----------        ------------
  Net cash provided by (used in)
   operating activities                                       (4,658)            (36,409)


Cash flows from financing activities:
   Common stock sold for cash, net of offering costs           -                 39,000
                                                         -----------        ------------
  Net cash provided by (used in)
   financing activities                                         -                 39,000

                                                         -----------        ------------
Increase (decrease) in cash                                   (4,658)              2,591
Cash and cash equivalents,
 beginning of period                                           7,249                -
                                                         -----------        ------------
Cash and cash equivalents,
 end of period                                         $       2,591       $       2,591





           See accompanying notes to financial statements.

Sea Shell Galleries, Inc.
Notes to Financial Statements

Basis of presentation

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions incorporated in Regulation 10-SB of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments and accruals) considered necessary for a fair presentation have been included.

The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year. The accompanying financial statements should be read in conjunction with the Company's financial statements for the period ended August 31, 1999.

Basic loss per share was computed using the weighted average number of common shares outstanding.


During the six months ended February 39, 2000, the certain of the Company's officers provided office and administrative services including the provision of office facilities without charge to the Company. The fair value of the services provided amounted to $1,000 per month. Since the officers do not expect to be reimbursed by the Company and the Company is not obligated to make such reimbursement for the provided services, an amount of $6,000 has been charged to expense with a corresponding credit to additional paid in capital in the accompanying financial statements for the six months ended February 29, 2000.

Until           , 2000 (90 days after the date of the prospectus), all
persons effecting transactions in the registered securities, whether or not participating in the offering, may be required to deliver a
prospectus.   These persons are still obligated to deliver a prospectus
when they act as underwriters and when they sell their unsold allotments or subscriptions.

INDEPENDENT AUDITOR'S REPORT



Board of Directors and Shareholders
Sea Shell Galleries, Inc.


We have audited the balance sheet of Sea Shell Galleries, Inc. as of August 31, 1999, and the related statements of operations, changes in stockholders' equity, and cash flows for the period from inception (March 22, 1999) to August 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Sea Shell Galleries, Inc. as of August 31, 1999, and the results of its operations and cash flows for the period from inception (March 22, 1999) to August 31, 1999, in conformity with generally accepted accounting principles.




                       James E. Scheifley & Associates, P.C.
                           Certified Public Accountants

Denver, Colorado
September 8, 1999

                  Sea Shell Galleries, Inc.
                (A Development Stage Company)
                        Balance Sheet
                       August 31, 1999

                           ASSETS
Current assets:                                                    1999

  Cash                                                        $   7,249
    Inventory                                                       150
                                                              ---------
      Total current assets                                        7,399


                                                              $   7,399
                                                              =========
                    STOCKHOLDERS' EQUITY
Current liabilities:
      Total current liabilities                               $     -



Commitments and contingencies (Note 4 )

Stockholders' equity:

 Preferred stock, $.001 par value,
  1,000,000 shares authorized, no shares
  issued and outstanding                                            -

 Common stock, $.001 par value,
  49,000,000 shares authorized, 16,215,000
  shares issued and outstanding                                  16,215
 Additional paid in capital                                     125,335
 (Deficit) accumulated during
  development stage                                            (134,151)
                                                              ---------
                                                                  7,399
                                                              ---------
                                                              $   7,399
                                                              =========


      See accompanying notes to financial statements.

            Sea Shell Galleries, Inc.
          (A Development Stage Company)
             Statement of Operations
For the Period From Inception (March 22, 1999) to August 31, 1999

                                                            Period From
                                                            Inception To
                                                              August 31,
                                                                1999
Operating expenses:
  Compensation of officers and directors                     $    14,900
  Management fees                                                102,500
  Professional fees                                               16,700
  Other expenses                                                      51
                                                              ----------
                                                                 134,151
                                                              ----------
(Loss from operations) and net (loss)                        $  (134,151)
                                                              ==========

Per share information:
 Basic and diluted (loss) per common share                   $     (0.01)
                                                             ===========
 Weighted average shares outstanding                          15,331,666
                                                             ===========




 See accompanying notes to financial statements.

                Sea Shell Galleries, Inc.
              (A Development Stage Company)
      Statement of Changes in Stockholders' Equity
For the Period From Inception (March 22, 1999) to August 31, 1999

                                                                                                          Deficit
                                                                                      Additional        Accumulated
                                                         Common Stock                   Paid-in       During Develop-
                        ACTIVITY                     Shares            Amount           Capital          ment Stage       Total
Shares issued to officers and directors
  at inception at par value                      14,900,000       $    14,900       $      -         $        -       $   14,900

Shares issued for services
   July 1999 @$.10                                  875,000               875           86,625                -           87,500

Shares issued for cash
  July 1999 @ $.10                                  400,000               400           39,600                -           40,000
  August 1999 @ $.10                                 40,000                40            3,960                -            4,000

Less expenses of offering                                                               (5,000)               -           (5,000)

Contribution of property by officer                                                        150                -              150

Net (loss) for the period
 ended August 31, 1999                                   -                  -                -          (134,151)      (134,151)
                                                ----------         ----------        ---------        -----------    -----------
Balance, August 31, 1999                        16,215,000        $    16,215       $  125,335       $   (134,151)    $   7,399
                                               ===========         ==========        =========        ===========   ===========


    See accompanying notes to financial statements.

                       Sea Shell Galleries, Inc.
                     (A Development Stage Company)
                        Statement of Cash Flows
   For the Period From Inception (March 22, 1999) to August 31, 1999

                                                               Period From
                                                               Inception To
                                                                August 31,
                                                                   1999
Net income (loss)                                              $  (134,151)
  Adjustments to reconcile net income to net
   cash provided by operating activities:
   Services provided for common stock                              102,400
                                                                ----------
  Total adjustments                                                102,400
  Net cash provided by (used in)                                ----------
   operating activities                                            (31,751)


Cash flows from financing activities:
   Common stock sold for cash, net of offering costs                39,000
                                                                 ---------
  Net cash provided by (used in)
   financing activities                                             39,000
                                                                 ---------
Increase (decrease) in cash                                          7,249
Cash and cash equivalents,
 beginning of period                                                  -
Cash and cash equivalents,
 end of period                                                  $    7,249
                                                                 =========




           See accompanying notes to financial statements.

                  Sea Shell Galleries, Inc.
                (A Development Stage Company)
                   Statement of Cash Flows
For the Period From Inception (March 22, 1999) to August 31, 1999

                                                              Period From
                                                              Inception To
                                                               August 31,
                                                                 1999
Supplemental cash flow information:
   Cash paid for interest                                       $     -
   Cash paid for income taxes                                   $     -

Non-cash investing and financing activities:
   Property contributed by officer                              $     150






       See accompanying notes to financial statements.

Sea Shell Galleries, Inc.
Notes to Financial Statements
August 31, 1999


Note 1. Organization and Summary of Significant Accounting Policies.

The Company was incorporated in Nevada on March 22, 1999. The Company's activities to date have been limited to organization and capital formation. The Company plans to engage in the retail sale of fine art.

   Inventory:
Inventory is valued at the lower of cost or market on the specific identification basis and consists primarily of original artwork held for retail sale.


     Loss per share:
Basic Earnings per Share ("EPS") is computed by dividing net income available to common stockholders by the weighted average number of common stock shares outstanding during the year. Diluted EPS is computed by dividing net income available to common stockholders by the weighted-average number of common stock shares outstanding during the year plus potential dilutive instruments such as stock options and warrants. The effect of stock options on diluted EPS is determined through the application of the treasury stock method, whereby proceeds received by the Company based on assumed exercises are hypothetically used to repurchase the Company's common stock at the average market price during the period. Loss per share is unchanged on a diluted basis since the assumed exercise of common stock equivalents would have an anti-dilutive effect.

      Cash:
For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents.

     Estimates:
The preparation of the Company's financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates

     Fair value of financial instruments
The Company's short-term financial instruments consist of cash and cash equivalents and accounts payable. The carrying amounts of these financial instruments approximate fair value because of their short-term maturities. Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash. During the year the Company did not maintain cash deposits at financial institutions in excess of the $100,000 limit covered by the Federal Deposit Insurance Corporation. The Company does not hold or issue financial instruments for trading purposes nor does it hold or issue interest rate or leveraged derivative financial instruments

     Stock-based Compensation
The Company adopted Statement of Financial Accounting Standard No. 123 (FAS 123), Accounting for Stock-Based Compensation beginning with the Company's first quarter of 1996. Upon adoption of FAS 1123, the Company continued tomeasure compensation expense for its stock-based employee compensation plans using the intrinsic value method prescribed by APB No. 25, Accounting for Stock Issued to Employees. Stock based compensation paid by the Company during the period ended August 31, 1999 is disclosed in Note 3.

New Accounting Pronouncements
SFAS No. 130, "Reporting Comprehensive Income", establishes guidelines for all items that are to be recognized under accounting standards as components of comprehensive income to be reported in the financial statements. The statement is effective for all periods beginning after December 15, 1997 and reclassification financial statements for earlier periods will be required for comparative purposes. To date, the Company has not engaged in transactions that would result in any significant difference between its reported net loss and comprehensive net loss as defined in the statement.

In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use ("SOP 98-1"). SOP 98-1 provides authoritative guidance on when internal-use software costs should be capitalized and when these costs should be expensed as incurred.

Effective in 1998, the Company adopted SOP 98-1, however the Company has not incurred costs to date that would require evaluation in accordance with the SOP.

Effective December 31, 1998, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 superseded SFAS No. 14, Financial Reporting for Segments of a Business Enterprise. SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The adoption of SFAS 131 did not affect results of operations or financial position. To date, the Company has not operated in its one planned business activity.

Effective December 31, 1998, the Company adopted the provisions of SFAS No. 132, Employers' Disclosures about Pensions and Other Post-retirement Benefits ("SFAS 132"). SFAS 132 supersedes the disclosure requirements in SFAS No. 87, Employers' Accounting for Pensions, and SFAS No. 106, Employers' Accounting for Post-retirement Benefits Other Than Pensions. The overall objective of SFAS 132 is to improve and standardize disclosures about pensions and other post-retirement benefits and to make the required information more understandable. The adoption of SFAS 132 did not affect results of operations or financial position.

The Company has not initiated benefit plans to date that would require disclosure under the statement.

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"), which is required to be adopted in years beginning after June 15, 1999. SFAS 133 will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company has not yet determined what the effect of SFAS 133 will be on earnings and the financial position of the Company, however it believes that it has not to date engaged in significant transactions encompassed by the statement.

During 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5 - Reporting on the Costs of Start-Up Activities. The statement is effective for fiscal years beginning after December 15, 1998 and requires that the cost of start-up activities, including organization costs be expensed as incurred. The Company adopted the statement upon its inception.

Note 2.  Inventory

Inventory August 31, 1999 consists of the four original oil paintings by various artists whose works to date have not been sold in the art market. The paintings were contributed to the Company during May 1999 by the Company's president. The paintings were valued at the President's estimated basis in them. The Company has accounted for the acquisition of the paintings as a contribution of capital.

Note 3.  Stockholders' Equity.

At inception, the Company issued 14,900,000 shares of it's restricted common stock to five individuals who became its directors and/or officers in exchange for their services in forming the Company. The shares were valued at $.001 per share ($14,900) which the Company believes represents the fair value of the services performed by the officers.

During July 1999, the Company issued an aggregate of 875,000 shares of its common stock for financial advisory services, and accounting and management services including office costs provided to the Company by two independent consultants. The fair value of the shares issued for the services amounted to $.10 per share and such value is consistent with the cash amount paid by the Company's initial investors. The shares were issued in units as described below and include all applicable warrants.

During July and August 1999, the Company issued an aggregate of 440,000 shares of its common stock to a limited group of investors for cash aggregating $44,000 in private sale transactions. The shares were sold at a price of $.10 per share in a unit offering.
The units consist of two shares Common Stock, one class A warrant exercisable at $.50 for a period of three years from the close of the offering, one class B warrant exercisable at $.75 for a period of three years from the close of the offering, and four class C warrants exercisable at $4.00 for a period of five years from the close of the offering. All warrants are callable for $.01 with 30 days notice.


Outstanding warrants as of August 31, 1999 are as follows:

Description      Number     Exercise Price   Term

Class A         652,500        $.50          3 years

Class B         652,500        $.75          3 years

Class C       2,610,000        $4.00         5 years

Note 4. Commitments and contingencies

The Company neither owns nor leases any real or personal property other than as described in Note 2. An outside consultant provides office services and the costs thereof are included in administrative expenses.

The officers and directors of the Company are involved in other business activities and may become involved in other business activities in the future. Such business activities may conflict with the activities of the Company. The Company has not formulated a policy for the resolution of any such conflicts that may arise.

Note 5. Income Taxes

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classifications of the assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse. The Company had no significant deferred tax items arise during any of the periods presented.

The Company has not provided for income taxes during the period ended August 31, 1999 as a result of an operating loss. The Company has a net operating loss carryforward at August 31, 1999 of approximately $134,000. The Company has fully reserved the deferred tax asset (approximately $45,000) that would arise from the loss carryforward since the Company cannot predict a level of operations that would assure the utilization of the loss in future periods.

Note 6. Statement of Operations Information

The Company paid an aggregate of $102,500 in management fees of which $87,500 was paid by the issuance of 875,000 shares of common stock with the balance of $15,000 paid in cash. Significant services provided to the Company with respect to the management fees are as follows:

Consulting services - corporate formation,
 business structure, and strategy for
 entry into the public market                             $80,000

Assistance with selection of and co-ordination
       with accountants and attorneys                      12,000


        Managerial and bookkeeping functions               10,500
                                                          -------
                                                         $102,500

                             PART II
                INFORMATION NOT REQUIRED BY PROSPECTUS

Item 24.	Indemnification of Officers and Directors.

The By-Laws of Sea Shell provides that a director of the registrant shall have no personal liability to the Registrant or its stockholders for monetary damages for breach of a fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (b) for acts and omissions not in good faith or which involve intentional misconduct or a knowing violation of law, and (c) pursuant to Nevada law for any transaction from which the director derived an improper personal benefit. Registrant's By-Laws exculpates and indemnifies the directors, officers, employees, and agents of the registrant from and against liabilities. Further the By-Laws also provides that the Registrant shall indemnify to the full extent permitted under Nevada law any director, officer employee or agent of Registrant who has served as a director, officer, employee or agent or the Registrant or, at the Registrant's request, has served as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

INDEMNIFICATION OF OFFICERS OR PERSONS CONTROLLING THE COMPANY FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, IS HELD TO BE AGAINST PUBLIC POLICY BY THE SECURITIES AND EXCHANGE COMMISSION AND IS THEREFORE UNENFORCEABLE.

Item 25.	Other Expenses of Issuance and Distribution.

Other expenses in connection with this offering which will be paid by Sea Shell are estimated to be substantially as follows:

                                                                            Amount
                                                                            Payable
Item                                                                       By Company
S.E.C. Registration Fees                                                    $3,600.82
Printing and Engraving Fees                                                  7,500.00
Legal Fees                                                                  20,000.00
Accounting Fees and Expenses                                                 5,000.00
Miscellaneous                                                                2,500.00

Total                                                                      $38,600.82

The selling security holders will not pay any expenses in connection with the offering.

Item 26.	Recent Sales of Unregistered Securities.

At inception, Sea Shell issued 14,900,000 shares of it's restricted common stock to five individuals who became its directors and/or officers in exchange for their services in forming Sea Shell. The shares were valued at par value.

Samantha Moody               3,000,000
Phillip M. Fox               3,000,000
John Wong                    3,000,000
Mitsuo Tatsugawa             3,000,000
Christopher Miles            2,900,000

These issuances were made to sophisticated individuals pursuant to an exemption from registration under Sec. 4(2) of the Securities Act of 1933.

During July 1999, Sea Shell issued an aggregate of 875,000 shares of its common stock for financial advisory services, and accounting and management services including office costs provided to the Company by two independent consultants (Timothy Miles 775,000 common shares and Joel Shine 100,000 common shares). The fair value of the shares issued for the services amounted to $.10 per share and such value is consistent with the cash amount paid by Sea Shell's initial investors. The shares were issued in units as described below and include all applicable warrants.

During July and August 1999, Sea Shell issued an aggregate of 430,000 shares of its common stock to a limited group of investors for cash aggregating $43,000 in private sale transactions. The shares were sold at a price of $.10 per share in a unit offering.

The units consist of two shares common stock, one class A warrant exercisable at $.50 for a period of three years from the close of the offering, one class B warrant exercisable at $.75 for a period of three years from the close of the offering, and four class C warrants exercisable at $4.00 for a period of five years from the close of the offering. All warrants are callable for $.01 with 30 days notice.

Name                             Units

Kevin Tatsugawa                  5,000
Lorie Tatsugawa-Spac             5,000
John Wong                        5,000
Patrick Gundlach                 5,000
Tom Geise                        5,000
J. Geise                         5,000
Ramond Uno                       5,000
Margie Seymour                   5,000
Robert Hinchey                   5,000
Paul Spiegler                    5,000
Erich Schmid                     5,000
Phillip M. Fox                   5,000
Gary R. See                      5,000
Jody Walker                      5,000
Joseph Petrucelli                5,000
Tamie Acieves                    5,000          %
Desert Au, Inc.                  5,000          .
James Yanai                      5,000          .
Fred Quadros                     5,000
Larry Slayton                    5,000
John Ballard                     5,000
John Poli                        5,000
Judith Poli                      5,000
Elizabeth Gheen                  5,000
Joseph Fernando                  5,000
Timothy Kasden                   5,000
Dean Cummings                    5,000
Mary Ann Lang                    5,000
James Potter                    10,000
Beryl Salerno                    5,000
Kazu Fujita                      5,000
Dale Benson                      5,000
Dennis Knepp                     5,000
William R. Shine                 5,000
Robert Ichikawa                  5,000
Gary Kihs                        5,000          .
Robert Watson                    5,000
Scott Cohen                      5,000
Thomas Bass                      5,000
Kevin Robinson                   5,000
Subrina Hamasaki                 5,000
Mitsuo Tasugawa                  5,000


These sales were made pursuant to an exemption from registration
pursuant to Section 505 of Regulation D.   All sales were made to all
accredited investors.   No general solicitation was utilized.   The
offering was approved and/or exempted by the required states and the appropriate Form D was filed with the Securities and Exchange Commission.

Item 27.   Exhibit Index.

(1)               Not Applicable
(2)               Not Applicable
(3)               Articles of Incorporation dated March 1999
(3.1)             Bylaws
(4)               Specimen certificate for common stock
(5)               Consent and Opinion of Jody M. Walker regarding
                  legality of securities registered under this
                  Registration Statement and to the
                  references to such attorney in the prospectus filed
                  as part of this Registration Statement
(6)               Not Applicable
(7)               Not Applicable
(8)               Not Applicable
(9)               Not Applicable
(10)              Not Applicable


(11)              Not Applicable
(12)              Not Applicable
(13)              Not Applicable
(14)              Not Applicable
(15)              Not Applicable
(16)              Not Applicable
(17)              Not Applicable
(18)              Not Applicable
(19)              Not Applicable
(20)              Not Applicable
(21)              Not Applicable
(22)              Not Applicable
(23)              Not Applicable
(24)              Consent of James E. Scheifley & Associates, P.C.
(25)              Not Applicable
(26)              Not Applicable
(27)              Financial Data Schedule
(28)              Not Applicable

Item 28.   Undertaking.

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the
information in the registration statement.   Notwithstanding the
foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation form the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, , the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any additional or changed material information on the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act, we shall treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b) to supplement the prospectus, after the end of the subscription period, to include the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities that the underwriters will purchase
and the terms of any later reoffering.   If the underwriters make any
public offering of the securities on terms different from those on the cover page of the prospectus, we shall file a post-effective amendment to state the terms of such offering.

(c)  Not applicable.

(d) to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                          SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of San Jose, State of California on the 28th day of April, 2000.

                                        Sea Shell Galleries, Inc.


                                        /s/John Wong
                                        ---------------------------
                                        By: John Wong, President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.



Signature                  Capacity                   Date

/s/John Wong,       Principal Executive Officer      April 28, 2000
---------------  Principal Financial Officer, Controller
John Wong

/s/ Samantha Moody          Director                 April 28, 2000
-------------------
Samantha Moody

/s/Phillip M. Fox           Director                 April 28, 2000
---------------------
Phillip M. Fox

/s/Mitsuo Tatsugawa         Director                 April 28, 2000
--------------------
Mitsuo Tatsugawa
